Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement of Digimarc Corporation on Form S-8 (File No. 333-154524) of our report dated January 29, 2013 on our audits of the financial statements of Attributor Corporation as of and for the years ended December 31, 2011 and 2010, which report is included in this current report on Form 8-K/A.

/s/ BKD, LLP

Dallas, Texas

February 14, 2013